Exhibit 99.1

                     SJW CORP. ANNOUNCES APPROVAL BY THE
       CALIFORNIA PUBLIC UTILITIES COMMISSION OF INCREASE IN RATES FOR
                           SAN JOSE WATER COMPANY

     SAN JOSE, CA, November 23, 2009 - SJW Corp. (NYSE:SJW) today reported that on November 20, 2009, the California Public Utilities Commission issued its decision in the 2009 general rate case for San Jose Water Company, SJW Corp.'s wholly owned subsidiary, establishing rates for 2010, 2011 and 2012. In summary, the decision authorizes a rate increase designed to increase revenue by approximately $18.6 million or 9.24% for 2010. Increases for the escalation years 2011 and 2012 will be calculated using the consumer price indices as forecasted in October of the preceding year. Current estimates of these increases are approximately $7.2 million or about 3.3% in 2011, and approximately $13.2 million or about 5.8% in 2012. The decision authorizes a significant increase in the infrastructure replacement program for San Jose Water Company as well as new investments in recycled water projects. The decision also establishes a balancing account for future pension expenses. The stated revenue increases do not include additional revenue increases associated with authorized advice letter rate base offset filings for the 2010-2012 period, investments associated with the upgrades to the Montevina Treatment Plant to be recovered through a separate regulatory filing, and additional supplemental filings for inclusion of planned green energy projects into rates. The rate increase for 2010 will become effective on January 1, 2010.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose
Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.

     This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.